Exhibit 99.01

H/Cell Energy Reports FY2017 Second Quarter Results

Flemington, NJ, August 15, 2017 (GLOBE NEWSWIRE) — H/Cell Energy Corporation (OTCQB-HCCC) (“HCCC”), a company that designs and implements clean energy solutions featuring hydrogen energy systems has announced financial results for its second fiscal quarter ended June 30, 2017.

For the three months ended June 30, 2017, HCCC generated revenue of $1,930,658 and net income of $207,482 or $0.03 earnings per share, fully diluted. For the six months ended June 30, 2017, HCCC generated revenue of $3,797,503 and net income of $151,358 or $0.02 earnings per shares, fully diluted.

Andrew Hidalgo, CEO of HCCC, commented, “We are pleased to announce a very successful quarter, which included record revenue and earnings. In addition, our balance sheet net tangible asset value increased 38% from $492,278 on December 31, 2016 to $681,509 on June 30, 2017. As of June 30, 2017, HCCC had a backlog of project work to be completed of approximately $827,000 and an active bid list of potential projects of approximately $5.2 million. As we build shareholder value, HCCC will continue to focus on organic growth as well as seeking strategic acquisition candidates that can expand our geographic scope, add technical resources and increase the size of our customer base.”

About H/Cell Energy Corporation:

H/Cell Energy Corporation is a systems integrator that focuses on the design and implementation of clean energy solutions including solar, battery technology and hydrogen energy systems. In addition, through its Pride Group subsidiary based in Australia, the company also provides security systems integration. The company serves the residential, commercial and government sectors. Please visit our website at www.hcellenergy.com for more information.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on current expectations and actual results could differ materially. H/Cell Energy Corporation does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

H/Cell Energy Corporation

Investor Relations

908-837-9097 x-2

H/CELL ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$293,769	$537,867
Accounts receivable (net retention)	1,634,929	650,886
Prepaid expenses	7,043	14,168
Costs and earnings in excess of billings	27,166	91,904
Total current assets	1,962,907	1,294,825

Property and equipment, net	102,076	99,816
Security deposits and other non-current assets	8,599	8,497

Total assets	$2,073,582	$1,403,138

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,062,732	$661,237
Management fees payable – related party	46,000	52,000
Billings in excess of costs and earnings	168,919	83,538
Sales tax payable	114,422	114,085
Total current liabilities	1,392,073	910,860

Commitments and contingencies

Stockholders’ equity
Common Stock - $0.0001 par value; 25,000,000 shares authorized; 7,041,579 and 3,131,579 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	704	313
Preferred Stock - $0.0001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Additional paid-in capital	1,302,487	1,283,422
Accumulated deficit	(589,293)	(740,651)
Accumulated other comprehensive loss	(32,389)	(50,806)
Total stockholders’ equity	681,509	492,278

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$2,073,582	$1,403,138

H/CELL ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS – OTHER COMPREHENSIVE INCOME

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016

Revenue
Construction income	$1,906,495	$1,531,479	$3,757,250	$2,747,483
Related party	24,163	1,500	40,253	1,500

Total revenue	1,930,658	1,532,979	3,797,503	2,748,983

Cost of goods sold
Direct costs	1,147,909	990,723	2,561,729	1,904,985
Direct costs – related party	34,440	1,500	50,345	1,500

Total cost of goods sold	1,182,349	992,223	2,612,074	1,906,485

Gross profit	748,309	540,756	1,185,429	842,498

Operating expenses
Research and development	-	-	-	2,000
General and administrative expenses	498,124	527,778	945,369	1,442,177
Management fees – related party	45,000	38,000	91,000	77,000

Total operating expenses	543,124	565,778	1,036,369	1,521,177

Income (Loss) from operations	205,185	(25,022)	149,060	678,679

Other income	2,297	7,767	2,298	7,671

Net income (loss)	$207,482	$(17,255)	$151,358	$(671,008)

Other comprehensive income (loss), net

Change in foreign currency translation adjustment	7,048	43,108	18,417	54,376

Comprehensive income (loss)	$214,530	$25,853	$169,775	$(616,632)

Earnings (Loss) per share
Basic	$0.03	$(0.01)	$0.02	$(0.26)
Diluted	$0.03	$(0.01)	$0.02	$(0.26)
Weighted average common shares outstanding
Basic	7,039,357	2,709,357	6,355,468	2,571,387
Diluted	7,948,091	2,709,357	7,259,155	2,571,387